Exhibit 99.1

GWS Technologies, Inc. Addresses Recent Decline in Stock Price

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--GWS Technologies, Inc., (OTCBB: GWSI) announced today that it has filed a complaint with The Financial Industry Regulatory Authority (FINRA) against two clearing firms which the company believes aided and abetted stock manipulation yesterday, resulting in a significant decline in the company’s stock price.

Richard Reincke, President and Chief Executive Officer of the company, issued the following statement:

“In May 2008 we filed a complaint in United States District Court against a group of shareholders for the recovery of short-swing profits illegally obtained by this self-styled ‘Group’ with the cooperation of certain stock brokerage and clearing firms. In August 2008 we amended this complaint to name those stock brokerage and clearing organizations. Today we filed a complaint with The Financial Industry Regulatory Authority against two of those clearing firms. We anticipate filing additional complaints against at least one other brokerage and clearing firm with FINRA in the near future. We believe these stock brokers and clearing houses have aided and abetted a scheme by the Group to control the market for our stock, including ‘wash’ sales and other illegal practices.

“We intend to prosecute the guilty parties to the furthest extent of the law in federal court and we are simultaneously seeking all available relief from regulatory agencies. Our investigation into this matter is continuing and we anticipate naming additional defendants in our federal lawsuit. More detailed information is available in a Current Report on 8-K which we have issued today and in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.”

Created in July 2007 through the consolidation of NASD and the member regulation, enforcement and arbitration functions of the New York Stock Exchange, FINRA is dedicated to investor protection and market integrity. It is the largest non-governmental regulator for all securities firms doing business in the United States. FINRA investigations are conducted for the purpose of protecting all public investors.

About GWS Technologies, Inc.

GWS stands for GreenWindSolar. We are an alternative energy company developing and marketing solar and wind-powered renewable energy products and solutions. Our products and solutions are part of the new “microgeneration” movement that is transforming the way everyday people provide for their energy needs. Through a growing line of solar and wind-powered products ranging from handheld devices that can recharge an iPod to wind turbines for point-of-use alternative energy generation, GWS is leading the way in the emerging microgeneration marketplace. The company was founded in 2005 and is headquartered in Scottsdale, Arizona.

Safe Harbor Statement:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

CONTACT:
For GWS Technologies, Inc.
Stuart T. Smith, 512-267-2430
Fax: 512-267-2530
SSmith@SmallCapVoice.com
www.SmallCapVoice.com